Exhibit 99.2

Report of Barclays on Perrigo Profit Forecast

5 The North Colonnade Canary Wharf London El4 4BB United Kingdom Tel +44 (0)20 7623 23230 barclays.com

The Directors

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010

USA

09 October 2013

Attention: Joseph C. Papa (President, Chief Executive Officer and Chairman)

Dear Sirs,

Proposed Acquisition of Elan Corporation plc (“Elan”) by Perrigo Company (“Perrigo”)

We refer to the profit forecast comprising the information disclosed by Perrigo in respect of the anticipated adjusted diluted EPS for the year ending 30 June 2014 published in Perrigo’s fourth quarter and fiscal year 2013 results announcement dated 15 August 2013 (the “Profit Forecast”), for which the Directors of Perrigo are solely responsible.

We have discussed the Profit Forecast, together with the bases and assumptions upon which it has been prepared, with you and Ernst & Young LLP, Perrigo’s reporting accountants. We have also discussed the accounting policies and bases of calculation for the Profit Forecast with you and with Ernst & Young LLP and have considered the letter of today’s date addressed to you and to us from Ernst & Young LLP on these matters. We have relied upon the accuracy and completeness of all the financial and other information provided to us by Perrigo, or otherwise discussed with us, and we have assumed such accuracy and completeness for the purposes of providing this letter. You have confirmed to us that all information relevant to the Profit Forecast has been disclosed to us.

This letter is provided solely to the directors of Perrigo in connection with Rule 28.3(a) and Rule 28.4 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2007(as amended) (the “Irish Takeover Rules”) and for no other purpose. No person other than the Directors of Perrigo can rely on the contents of this letter or the work undertaken in connection with this letter and to the fullest extent permitted by law, we exclude all liability to any other person, in respect of this letter or the work undertaken in connection with this letter.

On the basis of the foregoing, we consider that the Profit Forecast, for which you in your capacity as the Directors of Perrigo are solely responsible, for the purposes of the Irish Takeover Rules, has been prepared with due care and consideration.

We have given and have not withdrawn our consent to the publication of this letter accompanying the Profit Forecast.

Barclays Bank PLC. Registered in England 1026167. Registered Office: 1 Churchill Place, London E14 5HP.

Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the

UK. Authority and a member of the London Stock Exchange.

Yours faithfully,

Derek Shakespeare

For and on behalf of

Barclays Bank PLC, acting through its Investment Bank

Barclays, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for Perrigo and no one else in connection with the matters described herein and will not be responsible to anyone other than Perrigo for providing the protections afforded to its clients or for providing advice in relation to the matters described in this announcement or any transaction or any other matters referred to herein.

Barclays Bank PLC. Registered in England 1026167. Registered Office: 1 Churchill Place, London E14 5HP.

Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the

UK. Authority and a member of the London Stock Exchange.